Monday, April 14, 2003

StockerYale: TD Bank Credit Facility

Based on the recent Offer of Financing from National Bank of Canada which indicates that there will be sufficient funds to fully repay our advances, we are in agreement to extend the pay out date of all our credit facilities to May 31, 2003.

Annie Demlakian
Toronto Dominion Bank

Exhibit 10.13(d) / STKR	2002 FORM 10-K